Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of The Andersons, Inc. of our report dated February 16, 2018 relating to the consolidated financial statements of Lux JV Treasury Holding Company, S.à r.l., which appears in the Form 10‑K of The Andersons, Inc.

/s/ PricewaterhouseCoopers LLP
London, Ontario, Canada
December 21, 2018